UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 29, 2024

Date of Report (Date of earliest event reported)

AIRSHIP AI HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40222	93-4974766
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

8210 154th Ave NE Redmond, WA	98052
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 462-4250

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AISP	The Nasdaq Stock Market LLC
Warrants	AISPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2024, Airship AI Holdings, Inc. (the “Company”) announced the pricing of a best efforts public offering priced at-market under Nasdaq Stock Market rules of (i) 2,882,883 shares of its common stock, par value $0.0001 per share (“common stock”), and (ii) 2,882,883 common warrants to purchase up to 2,882,883 shares of common stock (the “Warrants”), at a combined public offering price of $2.775 per share and common warrant.

The Warrants have an exercise price of $2.65 per share, are exercisable upon issuance, and will expire five years following the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the common stock and the exercise price.

In connection with the offering, on August 29, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the purchaser and customary indemnification rights and obligations of the parties. In addition, in connection with the offering, the Company entered into a warrant agency agreement (the “Warrant Agency Agreement”) with Equiniti Trust Company, LLC (“EQ”) as of September 3, 2024 pursuant to which EQ agreed to act as warrant agent with respect to the Warrants.

In connection with the offering, on August 29, 2024, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC (“Roth”) and The Benchmark Company, LLC, as co-placement agents in connection with the offering (the “Placement Agents”). The Company paid the Placement Agents a cash fee of 7.0% of the aggregate gross proceeds raised in the offering and reimbursement of certain expenses. In addition, the Company issued to Roth warrants (the “Placement Agent Warrants”) to purchase 216,216 shares of common stock (representing 7.5% of the number of shares of common stock sold in the offering). The Placement Agent Warrants are immediately exercisable at an exercise price of $3.46875 (or 125% of the public offering price for the shares of common stock and common warrants offered in the offering) and will expire on the fifth anniversary of the commencement of sales of the offering.

The Company’s directors and executive officers and certain of its stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of common stock or other securities convertible into or exercisable or exchangeable for common stock for a period of 90 days following the closing date of the offering without the prior written consent of the Company and the Placement Agents, subject to certain exceptions. In addition, the Company has agreed to not issue any shares of common stock or securities exercisable or convertible into shares of common stock for a period of 60 days following the closing date, subject to certain exceptions, or enter into an agreement to issue securities at a future determined price, for a period of six months following the closing date. The Placement Agents may, in their sole discretion and without notice, waive the terms of this lock-up agreement or prohibition.

The shares of common stock, the Warrants and the Placement Agent Warrants described above and the underlying shares of common stock were offered pursuant to the Registration Statement on Form S-1 (File No. 333-281333), as amended, which was declared effective by the Securities and Exchange Commission on August 29, 2024.

The closing of the offering occurred on September 3, 2024. The Company received net proceeds of approximately $7.04 million, after deducting the estimated offering expenses payable by the Company, including the placement agent fees. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes, including cost of goods sold purchases and personnel and product development.

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The foregoing summaries of the Purchase Agreement, the Placement Agency Agreement, the Warrants, the Warrant Agency Agreement, the Placement Agent Warrant and the lock-up agreements do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents, which are filed as exhibits 4.1, 4.2, 4.3, 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, which are incorporated by reference.

Item 8.01 Other Events.

The Company issued a press release announcing the pricing of the offering on August 29, 2024.  A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Warrant Agency Agreement, dated September 3, 2024, between the Company and Equiniti Trust Company, LLC, as warrant agent.
4.2	Common Stock Purchase Warrant.
4.3	Placement Agent Warrant, dated September 3, 2024.
10.1	Placement Agency Agreement dated August 29, 2024, between the Company and Roth Capital Partners, LLC and The Benchmark Company, LLC.
10.2	Securities Purchase Agreement, dated August 29, 2024, between the Company and the purchaser party thereto.
10.3

Form of Lock-up Agreement (incorporated by reference to Exhibit 10.16 of the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-281333), filed with the SEC on August 22, 2024).

99.1	Press Release dated August 29, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2024

AIRSHIP AI HOLDINGS, INC.

	By:	/s/ Victor Huang
	Name:	Victor Huang
	Title:	Chief Executive Officer

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